Exhibit (g)

INVESTMENT ADVISORY AGREEMENT

BETWEEN

POWERLAW CORP.

AND

AKKADIAN CEF MANAGER, LLC

This Investment Advisory Agreement (the “Agreement”) is made as of September 16, 2025 by and between Powerlaw Corp., a Maryland corporation (the “Company”), and Akkadian CEF Manager, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a non-diversified, closed-end management investment company that is registered as a closed-end fund under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”);

WHEREAS, the Company desires to retain the Adviser to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser is willing to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Adviser hereby agree as follows:

1.	In General.

The Adviser agrees, all as more fully set forth herein, to act as investment adviser to the Company with respect to the investment of the Company’s assets and to supervise and arrange for the day-to-day operations of the Company and the purchase of assets for and the sale of assets held in the investment portfolio of the Company.

2.	Duties and Obligations of the Adviser with Respect to Investment of Assets of the Company.

(a)        Subject to the succeeding provisions of this paragraph and subject to the direction and control of the Company’s board of directors (the “Board” and each member a “Director”), the Adviser shall act as the investment adviser to the Company and shall manage the investment and reinvestment of the assets of the Company.  Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) execute, close, service and monitor the investments that the Company makes; (iv) determine the securities and other assets that the Company will purchase, retain or sell; (v) perform due diligence on prospective portfolio companies; (vi) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds, and (vii), subject to the Company’s policies and procedures, manage the capital structure of the Company, including, but not limited to, asset and liability management. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company.  In the event that the Company determines to acquire debt financing or to refinance existing debt financing, the Adviser shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a subsidiary or special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such subsidiary or special purpose vehicle and to make such investments through such subsidiary or special purpose vehicle (in accordance with the 1940 Act).  Nothing contained herein shall be construed to restrict the Company’s right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Company’s shares of common stock (the “Shares”).

(b)        In the performance of its duties under this Agreement, the Adviser shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the 1940 Act, and of any rules or regulations in force thereunder, subject to the terms of any exemptive order applicable to the Company; (ii) any other applicable provision of law; (iii) the provisions of the Company’s Articles of Incorporation and the Company’s Bylaws, as such documents may be amended from time to time; (iv) the investment objective, policies and restrictions applicable to the Company as set forth in the reports and/or registration statements that the Company files with the Securities and Exchange Commission (the “SEC”), as they may be amended from time to time by the Board; and (v) any policies and determinations of the Board and provided in writing to the Adviser.

(c)        The Adviser may engage one or more investment advisers (each, a “Sub-Adviser”) which are registered under the Advisers Act to act as sub-advisers to provide the Company any of the services required to be performed by the Adviser under the Agreement, all as shall be set forth in a written contract (each, a “Sub-Advisory Agreement”) to which the Adviser and Sub-Adviser shall be parties, which Sub-Advisory Agreement shall be subject to approval by the vote of a majority of the members of the Board who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of the Adviser, any sub-adviser, or of the Company (each, an “Independent Director”), cast in person at a meeting called for the purpose of voting on such approval and, to the extent required by the 1940 Act, by the vote of a majority of the outstanding voting securities of the Company and otherwise consistent with the terms of the 1940 Act. The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Company to pay directly to any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses payable to the Adviser under this Agreement.

(d)        The Adviser will maintain all books and records with respect to the Company’s securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act (other than those records being maintained by the administrator to the Company under the administration agreement), or by the Company’s custodian or transfer agent and preserve such records for the periods prescribed therefor by Rule 31a-2 of the 1940 Act. The Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law, subject to observance of its confidentiality obligations under this Agreement.

(e)        The expenses incurred by the Adviser and its officers, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company.  For the avoidance of doubt, unless the Adviser elects to bear or waive any of the following costs (in its sole and absolute discretion), the Company shall bear all other costs and expenses of its operations and transactions, including, without limitation, those relating to:

(i)	the organization of the Company;

(ii)	calculating net asset value (including the cost and expenses of any independent valuation firm);

(iii)	expenses, including travel, entertainment, lodging and meal expenses, incurred by the Adviser, or members of the investment teams, or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing the Company’s rights;

(iv)	fees and expenses incurred by the Adviser (and its affiliates) or the administrator (or its affiliates) payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Company and in conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring the Company’s investments and monitoring investments and portfolio companies on an ongoing basis;

(v)	any and all fees, costs and expenses incurred in connection with the incurrence of leverage and indebtedness of the Company, including borrowings, dollar rolls, reverse purchase agreements, credit facilities, securitizations, margin financing and derivatives and swaps, and including any principal or interest on the Company’s borrowings and indebtedness (including, without limitation, any fees, costs, and expenses incurred in obtaining lines of credit, loan commitments, and letters of credit for the Company’s account and in making, carrying, funding and/or otherwise resolving investment guarantees);

(vi)	offerings, sales, and repurchases of the Shares and other securities;

(vii)	fees and expenses payable under any underwriting, dealer manager or placement agent agreements, if any;

(viii)	investment advisory fees payable under Section 6 of this Agreement;

(ix)	fees and expenses, if any, payable under the administration agreement;

(x)	the Company’s allocable portion of the cost of the Company’s chief financial officer, treasurer, chief compliance officer, and their respective staffs;

(xi)	any applicable administrative agent fees or loan arranging fees incurred with respect to the Company’s portfolio investments by the Adviser, the administrator or an affiliate thereof;

(xii)	any and all fees, costs and expenses incurred in implementing or maintaining third-party or proprietary software tools, programs or other technology for the Company’s benefit (including, without limitation, any and all fees, costs and expenses of any investment, books and records, portfolio compliance and reporting systems, general ledger or portfolio accounting systems and similar systems and services, including, without limitation, consultant, software licensing, data management and recovery services fees and expenses);

(xiii)	costs incurred in connection with investor relations, Board relations, and with preparing for and effectuating a listing of the Shares on any securities exchange;

(xiv)	transfer agent, dividend agent and custodial fees and expenses;

(xv)	federal and state registration fees;

(xvi)	all costs of registration and listing the Shares on any securities exchange;

(xvii)	federal, state and local taxes;

(xviii)	fees and expenses of the Independent Directors, including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the Independent Directors;

(xix)	costs of preparing and filing reports or other documents required by the SEC or other regulators, and all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings related to the Company’s activities and/or other regulatory filings, notices or disclosures of the Adviser and its affiliates relating to the Company and its activities;

(xx)	costs of any reports, proxy statements or other notices to shareholders, including printing costs;

(xxi)	fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;

(xxii)	direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors, tax preparers and outside legal costs;

(xxiii)	proxy voting expenses;

(xxiv)	all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board to or on account of holders of the securities of the Company, including in connection with any distribution reinvestment plan or direct stock purchase plan;

(xxv)	costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Company’s assets for tax or other purposes;

(xxvi)	allocable fees and expenses associated with marketing efforts on behalf of the Company;

(xxvii)	all fees, costs and expenses of any litigation involving the Company or its portfolio companies and the amount of any judgments or settlements paid in connection therewith, directors and officers, liability or other insurance (including costs of title insurance) and indemnification (including advancement of any fees, costs or expenses to persons entitled to indemnification) or extraordinary expense or liability relating to Company’s affairs;

(xxviii)	fees, costs and expenses of winding up and liquidating the Company’s assets; and

(xxix)	all other expenses incurred by the Company, the Adviser or the administrator in connection with administering the Company’s business.

(f)        The Adviser is hereby authorized, on behalf of the Company and at the direction of the Board pursuant to delegated authority, to possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, the Company’s investments and other property and funds held or owned by the Company, including voting and providing consents and waivers with respect to the Company’s investments and exercising and enforcing rights with respect to any claims relating to the Company’s investments and other property and funds, including with respect to litigation, bankruptcy or other reorganization.

(g)        The Adviser will not typically use a broker or dealer, but if a broker or dealer is required to effectuate a transaction on behalf of the Company, the Adviser will engage one as described below. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Adviser may select brokers on the basis of the research, statistical and pricing services they provide to the Company and other clients of the Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Adviser to the Company and its other clients and that the total commissions paid by the Company will be reasonable in relation to the benefits to the Company over the long term, subject to review by the Board from time to time with respect to the extent and continuation of such practice to determine whether the Company benefits, directly or indirectly, from such practice.

(h)        The Adviser will provide to the Board such periodic and special reports as it may reasonably request.

3.	Services Not Exclusive.

Nothing in this Agreement shall prevent the Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, whether or not the investment objectives or policies of any such other person, firm, or corporation are similar to those of the Company, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting.

4.	Confidentiality.

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1338), shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party, except that such confidential information may be disclosed to an affiliate or agent of the disclosing party to be used for the sole purpose of providing the services set forth herein. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is requested by or required to be disclosed to any governmental or regulatory authority, including in connection with any required regulatory filings or examinations, by judicial or administrative process or otherwise by applicable law or regulation.

5.	Expenses.

During the term of this Agreement, the Adviser will bear all compensation expense (including health insurance, pension benefits, payroll taxes and other compensation related matters) of its employees and shall bear the costs of any salaries of any officers or Directors of the Company who are affiliated persons (as defined in the 1940 Act) of the Adviser (to the extent such salaries are not covered under Section 2(e)(x) above).

6.	Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (the “Management Fee”), payable quarterly in arrears, commencing upon the effective date of the Fund’s initial registration statement on Form N-2 (File No. 333-[ ]) (the “Effective Date”). Prior to the Effective Date, the Adviser shall not charge a management fee to the Company. The Management Fee shall be calculated at an annual rate of 2.50% of average total assets (which excludes cash and cash equivalents, but includes assets financed using leverage) at the end of the two most recently completed calendar quarters. The Management Fee for any partial quarter will be appropriately prorated.

7.	Indemnification.

The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Adviser. The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs, demands, charges, claims and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of any actions or omissions or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 7 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of fraud, willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

8.	Duration and Termination.

(a)        This Agreement shall become effective as of the first date written above. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (i) by the vote of a majority of the Board or the stockholders holding a majority of the outstanding Shares of the Company’s common stock (which is defined under the 1940 Act as the lesser of: (a) 67% or more of such company’s voting securities present at a meeting if more than 50% of the outstanding voting securities of such company are present or represented by proxy, or (b) more than 50% of the outstanding voting securities of such company), or by the Adviser. The provisions of Section 7 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 6 through the date of termination or expiration.

(b)        Unless earlier terminated pursuant to clause (a) above, this Agreement shall remain in effect for an initial two-year term and then from year-to-year thereafter if approved annually, provided that such continuance is specifically approved by a majority of the Board or by the holders of a majority of the Company’s outstanding voting securities and, in each case, a majority of the Independent Directors in accordance with the requirements of the 1940 Act.

(c)        This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

9.	Notices.

Any notice or other communication to be delivered pursuant to this Agreement shall be in writing, and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, if sent during normal business hours of the recipient, if not, then on the next business day, (c) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be addressed to the other party at the address shown in the books and records of the Company or at such other address as a such party may designate by 10 days’ advance written notice.

10.	Amendment of this Agreement.

This Agreement may be amended by mutual consent of the parties, subject to the requirements of applicable law.

11.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of Maryland and in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of Maryland, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

12.	Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.

13.	Counterparts.

This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

POWERLAW CORP.

By:	/s/ Peter Smith
Name:	Peter Smith
Title:	Treasurer

AKKADIAN CEF MANAGER, LLC

By:	/s/ Peter Smith
Name:	Peter Smith
Title:	Managing Director